Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents information about Cactus, Inc.’s (the “Company” or “Cactus”) consolidated balance sheet and statements of income, after giving effect to the acquisition of Baker Hughes Pressure Control LLC (“SPC”) pursuant to the Framework Agreement (“Agreement”), dated June 2, 2025, between Cactus Companies, LLC, Baker Hughes Holdings LLC (the “Seller”), and SPC (the “Transaction”), that closed on January 1, 2026 (the “Transaction Date”) as further described in “Note 1. Description of the Transaction”. The unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with:
• the Company’s unaudited financial statements included in its quarterly report on Form 10-Q as of and for the nine months ended September 30, 2025, filed with the SEC on October 30, 2025;
• the Company’s audited financial statements included in its annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025;
• SPC’s unaudited special purpose financial statements as of and for the nine months ended September 30, 2025, filed as an exhibit to the Company’s current report on Form 8-K/A, to which this unaudited pro forma condensed combined financial information is an exhibit (the “8-K/A”); and
• SPC’s audited special purpose financial statements for the year ended December 31, 2024, filed as an exhibit to the 8-K/A.
The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and reflects the impact of the Transaction on the historical financial information of Cactus.
The unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statements of income, referred to collectively as the unaudited pro forma condensed combined financial information, were prepared using the acquisition method of accounting for the Transaction. Under this method of accounting, which is in accordance with Accounting Standards Codification 805 – Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“U.S. GAAP”), Cactus is the accounting acquirer of SPC and the purchase price for SPC is allocated to the underlying assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.
The unaudited pro forma condensed combined balance sheet reflects the estimated effects of the Transaction as if it had been completed on September 30, 2025, and the unaudited pro forma condensed combined statements of income reflect the estimated effects of the Transaction as if it had been completed on January 1, 2024.
The unaudited pro forma condensed combined statements of income were derived from Cactus’ historical financial statements and SPC’s historical special purpose financial statements, and give effect to the following:
• the Transaction and the impact of preliminary purchase accounting for the acquired assets and assumed liabilities;
• transaction costs incurred in connection with the Transaction; and
• the related income tax effects of the pro forma adjustments.
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s combined financial position or results of operations would have been had the Transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information contains adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented in the unaudited condensed combined pro forma financial information. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information.
Additional information about the basis of presentation of this information is provided in “Note 2. Basis of Presentation” hereto.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025

(USD in Thousands)

	Cactus, Inc. (Historical)	Baker Hughes Pressure Control LLC ("SPC") Special Purpose Statement of Assets Acquired and Liabilities Assumed (Historical)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined for Transaction Accounting Adjustments

ASSETS
Current assets
Cash and cash equivalents	445,614	-	(371,011)	A	144,603
			70,000	B
Accounts receivable, net of allowance	201,382	221,000	-		422,382
Inventories	271,278	118,000	28,156	C	417,434
Prepaid expenses and other current assets	10,438	2,000	-		12,438
Total Current assets	928,712	341,000	(272,855)		996,857
Noncurrent assets
Property and equipment, net	346,616	31,000	15,324	D	392,940
Operating lease right-of-use assets, net	20,870	-	-		20,870
Intangible assets, net	152,001	-	190,200	E	342,201
Goodwill	203,028	-	95,251	L	298,279
Deferred tax asset, net	199,223	-	-		199,223
Investment in unconsolidated affiliates	5,692	-	-		5,692
Contract and other deferred assets	-	13,000	-		13,000
Other noncurrent assets	8,634	25,000	-		33,634
Total Noncurrent assets	936,064	69,000	300,775		1,305,839
Total Assets	1,864,776	410,000	27,920		2,302,696
LIABILITIES
Current liabilities
Accounts payable	67,248	112,000	-		179,248
Progress collections and deferred income	13,065	25,000	-		38,065
Accrued expenses and other current liabilities	62,813	34,000	11,034	N.3	122,674
			3,827	G
			11,000	J
Current portion of liability related to tax receivable agreement	20,297	-	-		20,297

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2025

(USD in Thousands)

	Cactus, Inc. (Historical)	Baker Hughes Pressure Control LLC ("SPC") Special Purpose Statement of Assets Acquired and Liabilities Assumed (Historical)	Transaction Accounting Adjustments (Note 4)	Notes	Pro Forma Combined for Transaction Accounting Adjustments
Finance lease obligations, current portion	7,394	-	-		7,394
Operating lease liabilities, current portion	5,052	-	-		5,052
Total Current liabilities	175,869	171,000	25,861		372,730
Noncurrent liabilities
Deferred tax liability, net	2,449	-	47,386	I	49,835
Liability related to tax receivable agreement, net of current portion	261,367	-	-		261,367
Finance lease obligations, net of current portion	10,329	-	-		10,329
Operating lease liabilities, net of current portion	16,875	-	-		16,875
Employee related liabilities	-	11,000	-		11,000
Other noncurrent liabilities	4,475	19,000	-		23,475
Total Noncurrent liabilities	295,495	30,000	47,386		372,881
Total Liabilities	471,364	201,000	73,247		745,611
MEZZANINE EQUITY
Redeemable non-controlling interest	-	-	150,036	K	150,036
Total Mezzanine equity	-	-	150,036		150,036
EQUITY
Stockholders' equity
Preferred stock, $ 0.01 par value, 10,000 shares authorized, none issued and outstanding	-	-	-		-
Class A common stock, $ 0.01 par value, 300,000 shares authorized, 68,840 shares issued and outstanding	688	-	-		688
Class B common stock, $ 0.01 par value, 215,000 shares authorized, 11,007 shares issued and outstanding	-	-	-		-
Additional paid-in capital	540,945	-	-		540,945
Retained earnings	650,356	-	(3,827)	G	646,529
Assets in excess of liabilities	-	209,000	(209,000)	F	-
Accumulated other comprehensive loss	(2,086)	-	-		(2,086)
Total Stockholders' equity	1,189,903	209,000	(212,827)		1,186,076
Non-controlling interest	203,509	-	17,464	H	220,973
Total Non-controlling interest	203,509	-	17,464		220,973
Total Equity	1,393,412	209,000	(195,363)		1,407,049
Total liabilities, mezzanine equity and stockholders' equity	1,864,776	410,000	27,920		2,302,696

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the period ended September 30, 2025

(USD in Thousands, except per share data)
	Cactus, Inc. (Historical)	Baker Hughes Pressure Control LLC ("SPC") (Historical)	Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined for Transaction Accounting Adjustments
Revenues
Product revenue	624,045	356,000	-		980,045
Rental revenue	66,269	-	-		66,269
Field service and other revenue	127,534	113,000	-		240,534
Total revenues	817,848	469,000	-		1,286,848
Costs and expenses
Cost of product revenue	368,560	258,000	9	AA	626,569
Cost of rental revenue	37,336	-	-		37,336
Cost of field service and other revenue	107,096	66,000	6	AA	173,102
Selling, general and administrative expenses	114,205	40,000	9	AA	172,098
			10,384	BB
			7,500	GG
Total costs and expenses	627,197	364,000	17,908		1,009,105
Operating income	190,651	105,000	(17,908)		277,743
Interest income, net	7,820	-	-		7,820
Other income (expense), net	221	(5,000)	-		(4,779)
Income before income taxes	198,692	100,000	(17,908)		280,784
Income tax expense	45,352	-	20,523	EE	65,875
Net income	153,340	100,000	(38,431)		214,909
Less: net income attributable to non-controlling interest	27,164	4,000	5,301	FF	56,614
			20,149	HH
Net income attributable to Cactus Inc.	126,176	96,000	(63,881)		158,295
Earnings per Class A share - basic	$1.84				$2.31
Earnings per Class A share - diluted	$1.83				$2.30
Weighted average Class A shares outstanding - basic	68,465				68,465
Weighted average Class A shares outstanding - diluted	68,877				68,877

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
For the year ended December 31, 2024

(USD in Thousands, except per share data)
	Cactus, Inc. (Historical)	Baker Hughes Pressure Control LLC ("SPC") (Historical)	Transaction Accounting Adjustments (Note 5)	Notes	Pro Forma Combined for Transaction Accounting Adjustments	Notes
Revenues
Product revenue	852,265	369,000	-		1,221,265
Rental revenue	101,785	-	-		101,785
Field service and other revenue	175,764	134,000	-		309,764
Total revenues	1,129,814	503,000	-		1,632,814
Costs and expenses
Cost of product revenue	496,888	280,000	508	AA	805,552
			28,156	CC
Cost of rental revenue	54,448	-	-		54,448
Cost of field service and other revenue	142,085	71,000	331	AA	213,416
Selling, general and administrative expenses	130,462	54,000	527	AA	218,551
			19,735	BB
			3,827	DD
			10,000	GG
Change in fair value of earn-out liability	16,318	-	-		16,318
Total costs and expenses	840,201	405,000	63,084		1,308,285
Operating income	289,613	98,000	(63,084)		324,529
Interest income, net	6,459	-	-		6,459
Other income (expense), net	3,204	(5,000)	-		(1,796)
Income before income taxes	299,276	93,000	(63,084)		329,192
Income tax expense	66,518	-	7,479	EE	73,997
Net income	232,758	93,000	(70,563)		255,195
Less: net income attributable to non-controlling interest	47,351	4,000	1,980	FF	59,784
			6,453	HH
Net income attributable to Cactus Inc.	185,407	89,000	(78,996)		195,411
Earnings per Class A share - basic	$2.79				$2.94
Earnings per Class A share - diluted	$2.77				$2.93
Weighted average Class A shares outstanding - basic	66,393				66,393
Weighted average Class A shares outstanding - diluted	79,915				66,776	II

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1. Description of the Transaction
On January 1, 2026, pursuant to the Framework Agreement dated June 2, 2025 and an Amended and Restated Limited Liability Company Agreement dated January 1, 2026, Cactus, Inc. completed the acquisition of 65% of the membership interests in SPC from Baker Hughes Pressure Control Holdings LLC and certain of its affiliates. The aggregate purchase consideration was $382.0 million, consisting of $371.0 million in cash paid at closing, funded with cash on hand, and deferred consideration payable in accordance with the Framework Agreement. As a result of the Transaction, Cactus obtained a controlling financial interest in SPC.
Refer to “Note 3. Estimated Purchase Price Consideration and Preliminary Allocation” of the unaudited pro forma condensed combined financial information for the purchase price consideration calculation.
Note 2. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared pursuant to Article 11 of SEC Regulation S-X.
The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025, and the year ended December 31, 2024, combine the historical consolidated statements of income of Cactus and the historical special purpose statements of revenues and direct expenses of SPC, giving effect to the Transaction as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical consolidated balance sheets of Cactus and the historical special purpose statement of assets acquired and liabilities assumed of SPC, giving effect to the Transaction as if it had been completed on September 30, 2025.
Both Cactus’ financial statements and SPC’s special purpose financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. The special purpose financial statements have been prepared to reflect the assets acquired and liabilities assumed by the Company in accordance with the Transaction and include costs directly associated with producing revenue, including a reasonable allocation of certain direct expenses, and exclude expenses not directly involved in revenue producing activities, such as corporate overhead unrelated to the operational activities, interest, and income tax expense. Therefore, the special purpose financial statements are not intended to be a complete presentation of the financial position or results of operations of the business in conformity with U.S. GAAP. The special purpose financial statements are not indicative of the financial condition or results of operations of SPC on a go-forward and stand-alone basis.
The pro forma adjustments presented in this unaudited pro forma condensed combined financial information represent management’s preliminary estimates based on information available as of the date of the Form 8-K/A and such estimates are subject to revision as further information is obtained. Accordingly, the pro forma adjustments for the Transaction are preliminary and subject to further adjustment as additional information becomes available and the various analyses and other valuations are performed. Any adjustments may have a significant effect on the unaudited pro forma condensed combined financial information presented herein and such adjustments may be significant.
The assumptions underlying the pro forma adjustments are described in the accompanying notes to this unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information may not be indicative of Cactus’ future performance and does not necessarily reflect what Cactus’ financial position and results of operations would have been had this transaction occurred at the beginning of the period presented.
Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Cactus following the completion of the Transaction. Additionally, the unaudited pro forma condensed combined financial information does not reflect any revenue enhancements, anticipated synergies, operating efficiencies, or cost savings that may be achieved related to the Transaction, nor does it reflect any costs or expenditures that may be required to achieve any possible synergies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Cactus will finalize the accounting for the Transaction as soon as practicable within the measurement period, but in no event later than one year from the Transaction Date, in accordance with ASC 805.
The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those described in Cactus' audited consolidated financial statements as of and for the year ended December 31, 2024, and subsequent unaudited interim periods. Cactus performed a preliminary review of SPC’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the unaudited pro forma condensed combined financial information.
Currently, the Company is not aware of any material differences between the accounting policies of the Company and SPC that would continue to exist subsequent to the application of acquisition accounting.
Balance sheet reclassifications
Financial statement line-item descriptions have been revised to conform to Cactus presentation, as well as the following reclassification:
(a) Cactus deferred revenue was reclassified from Accrued expenses and other current liabilities to Progress collections and deferred income
Note 3. Estimated Purchase Price Consideration and Preliminary Allocation
Purchase Price Consideration
The estimated preliminary purchase price consideration transferred or estimated to be transferred for the Transaction is approximately $382.0 million. The following table summarizes the components of the preliminary purchase price consideration reflected in the unaudited pro forma condensed combined financial information:

(in thousands)
Purchase Price Consideration
Cash (1)(2)	$371,011
Add: Deferred Payment (3)	11,034
Fair value of consideration transferred or estimated to be transferred (g)	$382,045
(1) The cash consideration was funded utilizing cash on hand of $371.0 million.
(2) The total cash consideration transferred is subject to a potential working capital adjustment.
(3) Represents the estimated fair value of our deferred consideration payment of $11.0 million, discounted at present value and payable to the Seller on the first anniversary of the Transaction Date.

Preliminary Allocation of Purchase Price Consideration to Assets Acquired and Liabilities Assumed
The fair values of the assets and liabilities in the unaudited pro forma condensed combined financial information are based upon a preliminary assessment of fair value and may change when the final valuation of assets acquired, and liabilities assumed has been prepared, as well as working capital settlements are made. Valuation assessments of specifically identifiable tangible and intangible assets, including the determination of their economic useful lives, have been performed based on currently available information and assumptions as of the Transaction Date; however, these assessments remain preliminary and subject to change during the measurement period.
Cactus expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the Transaction Date. As such, the purchase price allocation may change. There can be no assurance that such revisions will not result in material changes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The preliminary allocation of the purchase price consideration is as follows:

(in thousands)
Cash and cash equivalents	$70,000
Inventories	146,156
Accounts receivable	221,000
Prepaid expenses and other current assets	2,000
Total Current assets	$439,156
Property and equipment	46,324
Intangible assets	190,200
Contract and other deferred assets	13,000
Other noncurrent assets	25,000
Total assets acquired (a)	$713,680
Total Current liabilities	182,000
Deferred tax liability	47,386
Employee related liabilities	11,000
Other noncurrent liabilities	19,000
Total liabilities assumed (b)	$259,386
Net identifiable assets acquired (c) = (a) - (b)	$454,294
Fair value of the mezzanine classified non-controlling interest (d)	150,036
Fair value of the other non-controlling interest (e)	17,464
Goodwill (f)	95,251
Total consideration to be transferred (g) = (c) - (d) - (e) + (f)	$382,045
Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025
As stated above, the unaudited pro forma condensed combined balance sheet as of September 30, 2025 is prepared as if the Transaction had occurred on September 30, 2025 and combines the historical balance sheet of Cactus as of September 30, 2025, with SPC’s historical special purpose statement of assets acquired and liabilities assumed as of September 30, 2025.
A. Cash and Cash Equivalents – Purchase Consideration
Reflects a decrease in cash and cash equivalents of $371.0 million, which relates to payment of the purchase consideration.
B. Cash and Cash Equivalents – Minimum Cash
Reflects the cash acquired by taking a controlling interest in the newly formed joint venture as of the Closing Date. As part of the Transaction, the joint venture was required to retain minimum cash of $70.0 million (the “Minimum Cash Amount”). The adjustment presents the cash held at Closing in accordance with this requirement and the related purchase consideration structure.
C. Inventory Step-up Adjustment
Reflects a $28.2 million increase to the inventory balance to recognize the step‑up to fair value for the inventory acquired as of the Transaction Date.
D. Property and Equipment
Represents an adjustment of approximately $15.3 million to SPC's historical property and equipment balances to record the preliminary estimated fair value.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
E. Intangible Assets
Reflects the adjustment to record the fair value of intangible assets acquired in the Transaction to their estimated fair value of $190.2 million. The preliminary fair value assigned to the acquired intangible assets and their estimated useful lives are as follows:

(in thousands)	Estimated useful life	Preliminary fair value
Backlog	1.0 year	$5,890
Developed technology	10.0 years	46,720
Customer relationships	15.0 years	137,590
Total identifiable intangible assets and pro forma adjustment		$190,200
The estimated calculations of fair value for the identified acquired intangible assets are determined primarily through the use of the income valuation approach.
F. Stockholders’ Equity
Reflects the adjustment to equity to eliminate SPC's historical assets in excess of liabilities of $209.0 million, which included the equity related to both controlling and non-controlling interest. The fair value of the non-controlling interest related to a subsidiary of SPC is adjusted in Note H.
G. Accrued Expenses and Other Current Liabilities
Represents the accrual for estimated additional non-recurring transaction related costs of $3.8 million, primarily consisting of professional fees, not reflected in the historical financial information and estimated to be incurred by the Company subsequent to September 30, 2025.
H. Non-Controlling Interest
Reflects the fair value of non-controlling interest of $17.5 million related to a SPC subsidiary partially owned by a third party. The balance of the non-controlling interest result from anticipated changes in ownership interests in subsidiaries that are not wholly-owned.
I. Deferred Taxes
In connection with the Transaction the Company will record a deferred tax liability of $47.4 million, with a corresponding adjustment to goodwill.  The adjustment was calculated on the incremental step up to fixed assets and intangible assets using the local country statutory tax rate.
J. Refund Remittance Liability
Cactus has recorded an refund remittance liability of $11.0 million as part of the preliminary purchase accounting as an offset to Accounts Receivable reflected on the balance sheet. The refund remittance liability to the Seller reflects the expected refund in Mexico in connection with value added tax and will be adjusted as additional information becomes available. For purposes of this unaudited pro forma condensed combined financial information, the refund remittance liability is assumed to remain outstanding and classified as current liability until the underlying matters are resolved.
K. Mezzanine Equity
Reflects the classification of Baker Hughes Pressure Control Holdings LLC’s 35% ownership interest in SPC as mezzanine equity, as certain redemption features are not solely within the Company’s control. The adjustment records the estimated fair value of non-controlling interests as mezzanine equity in the amount of $150.0 million as of the Transaction Date.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
L. Goodwill
Reflects the net increase in goodwill, representing the excess of the purchase consideration over the fair value of SPC’s net assets acquired, based on the estimated preliminary purchase price allocation. The estimated goodwill to be recognized is attributable primarily to expanded international market opportunities, increased product diversification and increased exposure to additional end-market streams. The goodwill created in the transaction is not expected to be deductible for tax purposes and is subject to material revision as the purchase price allocation is completed.
Note 5. Adjustments to Unaudited Pro Forma Condensed Combined Income Statements
The following describes the adjustments to the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025, and fiscal year ended December 31, 2024:
AA. Depreciation Expense
Represents a net increase in depreciation expense on a straight-line basis of $24.0 thousand and $1.4 million, based on the preliminary step-up in fair value of the property and equipment and the respective assigned estimated useful lives for the nine months ended September 30, 2025, and twelve months ended December 31, 2024, respectively.
The total increase in depreciation expense for the periods presented is the following:

(in thousands)	For the nine months ended September 30, 2025	For the twelve months ended December 31, 2024
Cost of product revenue	$9	$508
Cost of field service and other revenue	6	331
Selling, general and administrative expenses	9	527
Pro forma adjustment	$24	$1,366
BB. Intangibles Amortization Expense
Represents the pro forma adjustment to record amortization expense of $10.4 million and $19.7 million, for the nine months ended September 30, 2025, and twelve months ended December 31, 2024, respectively, based on the preliminary fair value of identified intangible assets.
CC. Inventory Step-up Adjustment
Represents the additional cost of product revenue recognized in connection with the step-up of inventory to preliminary fair value. Cactus will recognize the increased value of inventory in cost of product revenue as the inventory is sold, which for purposes of this unaudited pro forma condensed combined financial information is assumed to occur within 12 months, based on the average historical inventory turnover, after the Transaction Date.
DD. Transaction Costs
Represents non-recurring transaction expenses of $3.8 million that are estimated to be incurred by Cactus subsequent to the nine-month period ended September 30, 2025 and not already included in historical financial statements. The historical financial statements for the nine-month period ended September 30, 2025 include $7.1 million of non-recurring transaction expenses.
EE. Provision for Income Taxes
Reflects an adjustment to income tax expense related to the pre-tax pro forma adjustments to the income statement. The tax-related adjustments are based on an estimated tax rate of 25%. This adjustment also reflects a recalculation of SPC’s income tax expense to reflect the ownership structure resulting from the transaction. SPC will be treated as a disregarded entity under partnership rules for U.S. federal and state income tax purposes.
FF. Non-controlling Interest
Reflects changes in the pro forma income attributable to non-controlling interests due to the Transaction Accounting Adjustments presented herein based on the applicable Cactus, Inc. pro forma ownership for the periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
GG. Transition Service Costs
Under the Transition Service Agreement (“TSA”), the Seller will provide SPC certain services on a transitional basis post-closing of the Transaction, including IT applications and support, finance, real estate, and commercial support, resulting in an increase in selling, general and administrative expense. The adjustments to selling, general and administrative expense are based on historical service cost estimates plus the agreed-upon incremental markup under the TSA. The services to be provided under the TSA range from 1 to 24 months post-closing of the Transaction (with certain extension rights as provided therein). Pro forma adjustments reflect the additional expense related to the TSA, which was not recorded in SPC’s historical special purpose financial statements.
The total increase in Selling, general and administrative expense for the periods presented is the following:

(in thousands)	For the nine months ended September 30, 2025	For the twelve months ended December 31, 2024
Variable costs	$1,875	$2,500
Fixed costs	5,625	7,500
Pro forma adjustment	$7,500	$10,000

HH. Mezzanine equity
Reflects changes in the pro forma income attributable to mezzanine equity due to the Transaction Accounting Adjustments presented herein based on the applicable Cactus, Inc. pro forma ownership for the periods presented.
II. Earnings per Share
Diluted earnings per share for the twelve months ended December 31, 2024 excludes 13.5 million weighted average shares of Class B common stock as the effect would be anti-dilutive.